UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2010

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1-15991	58-2189551
State of Incorporation	Commission file number	I.R.S. Employer Identification No.

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 318-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

Employee Retention Plan

On September 26, 2010, the board of directors (the “Board”) of AirTran Holdings, Inc., a Nevada corporation (“AirTran”) adopted an employee retention plan (the “Retention Plan”) to address potential employee concerns related to the proposed acquisition (the “Merger”) of AirTran by Southwest Airlines Co. (“Southwest”). By providing enhanced financial security to Covered Employees (as defined below) during and following completion of the proposed Merger, the Retention Plan is meant to ensure that AirTran will have the continued dedication and support of these employees.

The Retention Plan covers managerial and administrative employees (each, a “Covered Employee”) who may be selected by the compensation committee of the Board (the “Committee”) or its designee, as administrator of the Retention Plan (the “Administrator”). Under the Retention Plan, a maximum of $10.2 million has been allocated to the payment of retention bonuses for designated officer and non-officer Covered Employees (each such payment, a “Retention Bonus”) with the amount of any awarded Retention Bonus to be determined by the Administrator.

Non-officer Covered Employees will be paid 100% of any awarded Retention Bonus on the first business day 90 days after the closing of the Merger if the Merger closes prior to the End Date, as defined in the Retention Plan. Officer Covered Employees will be paid 50% of their Retention Bonus in a lump-sum at the closing of the Merger and 50% on the first business day 180 days after closing of the Merger. The Board has determined that the officer Retention Bonus is equal to their current respective annual base salaries. The Board has determined that Messrs. Robert L. Fornaro, Steven A. Rossum, Richard P. Magurno, and Stephen J. Kolski are ineligible for Retention Bonuses.

Retention Bonus payments are subject to acceleration in connection with the actual or constructive termination of employment (as described in the Retention Plan) of any officer Covered Employee within 180 days of closing and any non-officer Covered Employee within 90 days of closing.

The Retention Plan requires, with limited exceptions, that a Covered Employee remain employed through the applicable Retention Bonus payment date to receive his or her Retention Bonus. If the closing of the Merger does not occur prior to the End Date (which may be extended by the Board) then all Retention Bonuses due under the Retention Plan shall be forfeited and the Retention Plan will terminate. Under the Retention Plan AirTran also reserves, generally, the right to terminate or amend the Retention Plan at any time without consent of the Covered Employees prior to closing of the Merger.

Deal Completion and Consulting Arrangements

On September 26, 2010, the Board approved arrangements with Messrs. Robert L. Fornaro and Steven A. Rossum whereby, in lieu of Retention Bonuses, they were granted bonuses of 50% of their current respective annual base salaries contingent upon the successful completion of the Merger, provided that, at the time of payment, such executives acknowledge their intention to remain employed with AirTran, AirTran Airways, or Southwest for at least six months after the date the Merger becomes effective.

Messrs. Robert L. Fornaro and Steven A. Rossum (each a “Consultant”) also entered into consulting agreements (each a “Consulting Agreement”, and collectively the “Consulting Agreements”) with AirTran that would become effective subsequent to the consummation of the proposed Merger. Each Consulting Agreement will become effective for a term of twenty-four (24) months, unless earlier terminated, on such date as the applicable Consultant no longer serves as an executive of AirTran, AirTran Airways, or

Southwest, after the closing of the Merger. Each Consulting Agreement provides for payment of a consultant fee equal to one-twelfth of such Consultant’s annual base salary as an officer of AirTran as calculated immediately prior to the closing of the Merger. Such fee will be payable in arrears on the first business day of each month during the term of the Consulting Agreement.

The Consulting Agreements also contain restrictions preventing either Consultant from using confidential information beyond what is necessary to perform the services described in such Consulting Agreement during the term of the Agreement and for two (2) years after the termination of such Consulting Agreement. Additionally, each Consultant has specified limitations on competing with AirTran, Southwest, or their respective subsidiaries during the term of such Consulting Agreement.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

AirTran Holdings, Inc.

Date: September 30, 2010	By:	/s/ Steven A. Rossum
Steven A. Rossum Executive Vice President and General Counsel